Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2024 relating to the financial statements of Phunware, Inc. incorporated by reference in the Registration Statement on Form S-3 (File No. 333-262461) of Phunware, Inc. We also consent to the reference to us under the heading “Experts” appearing in the Registration Statement of Form S-3 (File No. 333-262461) incorporated by reference in this Registration Statement.

/s/ Marcum llp

Marcum llp

Houston, TX

November 1, 2024